Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE, dated as of December 1, 2016 (this “Supplemental Indenture”), among New Amethyst Corp. (the “Company”), as issuer, and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee, are party to an Indenture, dated as of December 1, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 901(8) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;

WHEREAS, in connection with the issuance of the 2024 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2024 Notes as hereinafter described; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Company designated the “6.25% Senior Notes due 2024” (the “2024 Notes”).

3. Maturity Date. The final Stated Maturity of the 2024 Notes shall be December 1, 2024.

4. Interest and Interest Rates. Interest on the Outstanding principal amount of 2024 Notes will accrue at the rate of 6.25% per annum and will be payable semi-annually in arrears on June 1 and December 1 in each year, commencing on June 1, 2017, to holders of record on the immediately preceding May 15 and November 15, respectively

(each such May 15 and November 15, a “Regular Record Date”). Interest on the 2024 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from December 1, 2016, except that interest on any Additional 2024 Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2024 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2024 Notes (or if the date of issuance of such Additional 2024 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2024 Note issued in exchange therefore is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2024 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2024 Notes shall initially be $550.0 million. Subject to Section 407 of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2024 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2024 Notes (any such Additional Notes, “Additional 2024 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.

6. Redemption. (a) The 2024 Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after December 1, 2019 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice sent to each Holder’s registered address in accordance with Section 1005 of the Indenture, and, if applicable, the Company should notify the Trustee of such Redemption Date, and the principal amount of Notes to be redeemed, in accordance with Section 1003 of the Indenture, but the failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 of the Indenture and shall not constitute a Default or Event of Default by the Company. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The 2024 Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant

Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Redemption Period	Price
2019	104.688%
2020	103.125%
2021	101.563%
2022 and thereafter	100.000%

(c) In addition, at any time and from time to time prior to December 1, 2019, the Company at its option may redeem 2024 Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional 2024 Notes, or any other Additional Notes of the same series as the 2024 Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.250%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of 2024 Notes equal to at least 50.0% of the original aggregate principal amount of 2024 Notes (including the principal amount of any Additional 2024 Notes, or any other Additional Notes of the same series as the 2024 Notes) must remain outstanding immediately after each such redemption.

The Company may make such redemption upon notice sent to each Holder’s registered address in accordance with Section 1005 of the Indenture, and, if applicable, the Company should notify the Trustee of such Redemption Date, and the principal amount of Notes to be redeemed, in accordance with Section 1003 of the Indenture (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

(d) At any time prior to December 1, 2019, 2024 Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture). Such redemption may be made upon notice sent to each Holder’s registered address in accordance with Section 1005 of the Indenture, and, if applicable, the Company should notify the Trustee of such Redemption Date, and the principal amount of Notes to be redeemed, in accordance with Section 1003 of the Indenture. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a 2024 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such 2024 Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such 2024 Note on December 1, 2019 (such redemption price being that described in Section 6(a)), plus (2) all required remaining scheduled interest payments due on such 2024 Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2024 Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 1, 2019; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(e) Notwithstanding clauses (a), (b), (c) and (d) of this Section 6, in connection with any tender for the 2024 Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding 2024 Notes (including the principal amount of any Additional 2024 Notes, or any other Additional Notes of the same series as the 2024 Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the 2024 Notes (including any Additional 2024 Notes and any Additional Notes of the same series as the 2024 Notes) validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2024 Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

(f) Any redemption of Notes pursuant to this Section 6 may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005 of the Indenture. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(g) Any redemption of Notes pursuant to this Section 6 (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

7. [Reserved].

8. Form. The 2024 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).

9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile transmission, PDF or other similar electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to all the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile transmission, PDF or other similar electronic transmission shall be deemed to be their original signatures for all purposes.

12. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW AMETHYST CORP.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Vice President and Secretary

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Authorized Officer

[Signature Page to First Supplemental Indenture]